INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the  Registrant  April 30, 2001 [X]
Filed by a Party other than the Registrant   [_]
Check the appropriate box:
[_]      Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]      Definitive Proxy Statement
[_]      Definitive Additional Materials
[X]      Soliciting Material Under Rule 14a-12

                                   Texaco Inc.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[_]    Fee computed on table below per Exchange Act Rules  14a-6(i)(1) and 0-11.
       (1) Title of each class of securities to which transaction applies:

       (2)    Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

       (4)    Proposed maximum aggregate value of transaction:

       (5)    Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0_11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing. (1) Amount Previously Paid:

       (2)    Form, Schedule or Registration Statement No.:

       (3)    Filing Party:

       (4)    Date Filed:


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     Except for the historical and present factual information contained herein, the matters set forth in this filing, including statements as to the expected benefits of the merger such as efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from the merger cannot be fully realized, the possibility that costs or difficulties related to the integration of our businesses will be greater than expected, the impact of competition and other risk factors relating to our industry as detailed from time to time in each of Chevron's and Texaco's reports filed with the SEC.

     Chevron has filed a Registration Statement on Form S-4 with the SEC containing a preliminary joint proxy statement/prospectus regarding the proposed merger transaction. Investors are urged to read the definitive joint proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information. The definitive joint proxy statement/prospectus will be sent to the stockholders of Chevron and Texaco seeking their approval of the proposed transaction. In addition, you may obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. Also, you may obtain documents filed with the SEC by Chevron free of charge by requesting them in writing from Chevron Corporation, 575 Market Street, San Francisco, CA 94105, Attention: Corporate Secretary, or by telephone at (415) 894-7700. You may obtain documents filed with the SEC by Texaco free of charge by requesting them in writing from Texaco Inc., 2000 Westchester Avenue, White Plains, New York 10650, Attention: Secretary, or by telephone at (914) 253-4000.

     Chevron and Texaco, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of Chevron and Texaco in connection with the merger. Information about the directors and executive officers of Chevron and their ownership of Chevron stock is set forth in the proxy statement for Chevron's 2001 annual meeting of stockholders. Information about the directors and executive officers of Texaco and their ownership of Texaco stock is set forth in Texaco's 2000 Annual Report on Form 10-K filed with the SEC on March 26, 2001. Investors may obtain additional information regarding the interests of such participants by reading the definitive joint proxy statement/prospectus when it becomes available.

                                      * * *

[Transcript of comments of George J. Batavick, Comptroller of Texaco and Elizabeth P. Smith, Vice President -- Investor Relations and Shareholder Services of Texaco, excerpted from Texaco's First Quarter Security Analysts Meeting held on April 26, 2001, and made available through www.Texaco.com.]


Arjun Murti (Goldman Sachs): And any update on the timing of the merger closing? Elizabeth Smith: Yes. Right now based on where we are, we expect it to be late summer or early fall.
Arjun Murti: Terrific. Thank you.
Elizabeth Smith: You're welcome.


                                    * * * * *

Tom Vanbuskirik (Silverado Capital Management): Hi. I had an additional question on the timing of getting the merger closed. I think just from conversations that I've had with the few people that maybe some investors, anyway, were more optimistic on the timing of getting this deal closed. It's been- it's been in the works for a while. Can you give us any additional insight into- into the progress of- of some of the things that you need to do, not only the regulatory process, but also the joint ventures that need perhaps that need to be unwound to resolve that?

Elizabeth Smith: Sure. First with respect to the FTC, we do continue to provide information to the FTC and we're making progress on that front. As you would expect, there are some other assets that the FTC has some concerns about. However in the end, we don't anticipate any problems in satisfying those FTC concerns. Secondly with respect to the disposition of our equity interests in the alliances, we have agreed on a significant number of issues with Shell, because, as you know, we are discussing disposition with Shell and Saudi Aramco. However, we have not agreed on the price yet. And so, discussions continue but we do not have any agreement as yet. And it's based on those two things that we are, you know, quite honestly not sure yet when this deal will close.

Tom Vanbuskirik: OK. Is it fair to say, though, that this- this is pushed back somewhat from your initial expectations for when you would close it?

Elizabeth Smith: No. We had said initially that we would expect to close within six to twelve months and we hold to that.


Tom Vanbuskirik: And you left yourself a nice big window understandably. OK. Thanks.


Elizabeth Smith: You're welcome.


                                    * * * * *

Elizabeth Smith: And- and this is Liz. I'd like to just even tighten up our look forward to when the deal might close. I had said late summer, early fall. I'm really talking about the August-to-September time period. Hope that's helpful.